News from
Arch Coal, Inc.

FOR FURTHER INFORMATION:
Media – Kim Link 314/994-2936

FOR IMMEDIATE RELEASE
Thursday, July 27, 2006

Arch Coal Names Jennings to Board of Directors

ST. LOUIS (July 27, 2006) – Arch Coal, Inc. (NYSE: ACI) today announced Brian J. Jennings, 45, has been elected to its board of directors effective immediately. Jennings will serve on the board’s finance and audit committees.

“I’m pleased Brian has joined our board of directors,” said Steven F. Leer, Arch Coal’s chairman and chief executive officer. “Brian’s expertise in corporate finance for the global energy industry will be extremely valuable to the board and Arch’s objective of creating long-term value.”

Jennings is currently senior vice president of corporate finance and development and chief financial officer of Devon Energy Corporation (NYSE: DVN) in Oklahoma City. Prior to joining Devon in 2000, Jennings was managing director in the Energy Investment Banking Group of PaineWebber Inc. He began his investment banking career at Kidder, Peabody & Co. in 1989 before moving to Lehman Brothers in 1992 and later to PaineWebber in 1997. Jennings specialized in providing strategic advisory and corporate finance services to public and private companies in the natural resource sector. He started his energy career with ARCO International Oil & Gas, a subsidiary of Atlantic Richfield Co.

Jennings received a Bachelor of Science degree in petroleum engineering from the University of Texas at Austin, and a Master of Business Administration degree from the University of Chicago’s Graduate School of Business.

St. Louis-based Arch Coal is the nation’s second largest coal producer. Through its subsidiary operations in Wyoming, Utah, Colorado, West Virginia, Kentucky and Virginia, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.

# # #

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.